Exhibit 3.4

CERTIFICATE OF ELIMINATION

OF THE

SERIES B  NON-PARTICIPATING

PREFERRED STOCK

OF

REAL INDUSTRY, INC.

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), it is hereby certified that:

1.  The name of the corporation is Real Industry, Inc. (the “Corporation”).

2. The designation of the series of shares of stock of the Corporation to which this certificate relates is Series B  Non-Participating Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”).

3.  The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series B Preferred Stock were provided for in resolutions adopted by the Board of Directors of the Corporation (the “Board”) on February 25, 2015  pursuant to authority expressly vested in it by the Amended and Restated Certificate of Incorporation of the Corporation.  That certain Certificate of Designation of Series B  Non-Participating Preferred Stock, dated as of February 27, 2015, setting forth the said resolutions, has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the DGCL.

4.  The Board has adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series B Preferred Stock are outstanding;

RESOLVED FURTHER, that no shares of Series B Preferred Stock will be issued; and

RESOLVED FURTHER, that each of the officers of the Corporation, acting alone or with one or more such officers be, and hereby is, authorized, empowered and directed to file a certificate setting forth these resolutions with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the DGCL for the purpose of eliminating from the certificate of incorporation of the Corporation all reference to the Series B Preferred Stock, effective as of May 9, 2018 at 8:00 AM, Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer this 4th day of May, 2018.

REAL INDUSTRY, INC.

By:	/s/ Kelly Howard
Name:	Kelly Howard
Title:	General Counsel, Executive Vice
President and Corporate Secretary

[Signature Page to Certificate of Elimination]